ASSUMPTION OF SPECIAL SERVICER OBLIGATIONS

May 14, 2020

TO THE PARTIES ON THE ATTACHED SCHEDULE

Re:

Assumption of the Red Building Whole Loan Special Servicer Obligations with respect to Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2 (the “Agreement”).

Ladies and Gentlemen:

Reference is made herein to the Pooling and Servicing Agreement, dated as of February 1, 2018, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Master Servicer, CWCapital Asset Management LLC ("CWCAM"), as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wells Fargo Bank, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer, relating to Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2 (the “PSA”) and the Agreement Between Noteholders (“Intercreditor Agreement”), dated as of February 22, 2018 by and between Citi Real Estate Funding Inc. as initial owner of Note A-1 and Note A-2, Athene Annuity and Life Company as initial owner of Note B-1, American Equity Investment Life Insurance Company as initial owner of Note B-2, and Senior Real Estate Finance Account (N) LP and, together with its successors and assigns in interest, in its capacity as initial owner of Note C. Capitalized terms used herein but undefined have the meanings given to them in the PSA and Intercreditor Agreement, as applicable.

Pursuant to Sections 7.01(d) and 7.02 of the PSA and Section 7 of the Red Building Intercreditor Agreement, BREF Partners Special Servicer LLC (“BREF Special Servicer”) hereby agrees to accept the appointment as Special Servicer with respect to the Red Building Whole Loan and agrees to assume and perform punctually the duties of the Special Servicer with respect to the Red Building Whole Loan specified in the PSA and Intercreditor Agreement from and after the date hereof.  BREF Special Servicer agrees that, as of the date hereof, it is and shall be a party to the PSA and bound thereby to the full extent indicated therein in the capacity of successor Special Servicer.

As of the Effective Date (as defined below) solely with respect to Red Building Whole Loan, BREF Special Servicer represents and warrants: (i) that BREF Special Servicer satisfies all eligibility requirements applicable to the Special Servicer contained in the PSA and Intercreditor Agreement; and (ii) that BREF Special Servicer is not an Excluded Mortgage Loan Special Servicer. In addition, as of the Effective Date, BREF Special Servicer hereby also makes the representations and warranties set forth in Section 6.01(b) of the PSA mutatis mutandis with all references to “Agreement” in Section 6.01(b) of the PSA to include this Assumption of Special Servicer Obligations.

As of the execution of this Agreement (the “Effective Date”), Trustee acknowledges and agrees (i) that conditions precedent as set forth in the PSA and Intercreditor Agreement have been

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satisfied in full and (ii) to the removal of CWCapital Asset Management LLC, the current Special Servicer of the Red Building Whole Loan and the appointment by the AB Whole Loan Controlling Holder of BREF Special Servicer as the successor Special Servicer of the Red Building Whole Loan. On and after the Effective Date, Trustee shall look solely to BREF Special Servicer for performance (including all rights, obligations and liabilities) of the obligations required under the PSA from and after the date herein with respect to the Red Building Whole Loan.

On and after the Effective Date, all demands, notices, consents, approvals, requests and other communications to the Special Servicer hereunder or under the PSA with respect to the Red Building Whole Loan shall be delivered in accordance with Section 13.05 of the PSA to the following:

BREF Partners Special Servicer LLC

250 Vesey Street, 15th Floor

New York, NY  10281

Attention: Kathryn Gregorio

Email: Kathryn.Gregorio@Brookfield.com.

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

This Agreement shall binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

The parties agree to execute, acknowledge and deliver such further instruments and documents as may be reasonably requested by any party to carry out the intent of this Agreement.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

BREF Partners Special Servicer LLC

By: /s/ Justin Monge

Name: Justin Monge

Title: Authorized Signer

Assumption of Special Servicing

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ACKNOWLEDGED AND AGREED, as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee for Benchmark 2018-B2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B2

By: /s/ Katherine M. O’Brien Mathis

Name: Katherine M. O’Brien Mathis

Title: Vice President

Assumption of Special Servicing

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SCHEDULE 1

DISTRIBUTION LIST

Trustee

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045
Attention: Corporate Trust Services (CMBS) Benchmark 2018-B2

Email:cts.cmbs.bond.admin@wellsfargo.com;
trustadministrationgroup@wellsfargo.com

Certificate Administrator

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland  21045-1951

Attention:  Corporate Trust Services (CMBS)

Benchmark Commercial Mortgage Securities

Trust Series 2018-B2

Telecopy Number:  (410) 715-2380

Email:  cts.cmbs.bond.admin@wellsfargo.com;

trustadministrationgroup@wellsfargo.com

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